Exhibit 99.1

FOR MORE INFORMATION:  Michael R Cox
Phone  765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports Fourth Quarter and Year-End 2004 Financial Results

        WEST LAFAYETTE, Ind., December 16, 2004 — Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for its fourth quarter and fiscal year ended September 30, 2004. Revenue for the quarter ended September 30, 2004 increased 13% to $9.1 million compared to $8.0 million for the quarter ended September 30, 2003. Net loss for the fourth quarter of fiscal 2004 was $205,000, or $0.04 loss per basic and diluted share, compared to a net loss of $376,000, or $0.08 loss per basic and diluted share for the fourth quarter of fiscal 2003. The net loss in the fourth quarter of fiscal 2004 is after an income tax benefit of $328,000 ($0.07 per share). Increased sales efforts resulted in better capacity utilization and an 8% increase in service revenue in the current year. The 23% increase in product revenues was the result of the continued success of the Company’s Culex® product line.

        Revenue for the fiscal year ended September 30, 2004 increased 25% to $37.2 million from $29.8 million for the fiscal year ended September 30, 2003. Net loss for the fiscal year ended September 30, 2004 was $203,000, or $0.04 per basic and diluted share, compared to net income of $87,000, or $0.02 per basic and diluted share, for the fiscal year ended September 30, 2003. The net loss for the 2004 fiscal year is after an income tax benefit of $404,000 ($0.08 per share). Service revenue increased 25% over the prior year as a result of including revenue from two companies acquired by BASi in fiscal 2003 for the full year in the current period (approximately 9% increase over the prior year), and bioanalytical services growth. Product revenues for the current year rebounded after a decline in the prior year, showing 24% growth. This increase for the year was attributable to sales of the Culex® product line.

        Cost of revenue for the fourth quarter ended September 30, 2004 was $6.6 million, or 73% of revenue, compared to $5.7 million, or 71% of revenue, for the fourth quarter ended September 30, 2003. Cost of revenue for the year ended September 30, 2004 was $25.6 million, or 69% of revenue, compared to $19.4 million, or 65% of revenue, for the year ended September 30, 2003. The fourth quarters of both 2004 and 2003 included the operations of two companies acquired by BASi in fiscal 2003, and therefore reflect similar margin percentages. For the full fiscal year ended September 30, 2003, those costs were included only from the dates of acquisition. The margins for fiscal 2004 are therefore lower than those for fiscal 2003. The Company continues to aggressively market the additional capacity acquired in fiscal 2003, with the anticipation that margin percentages will improve with better utilization.

        Peter T. Kissinger, Chairman and CEO commented, “Our fourth quarter results were negatively impacted by a delay in the initiation of a significant contract, with the result that we were not able to fill that capacity. Our efforts to improve operations at our Baltimore clinical research unit are showing positive signs, with increased revenues, lower personnel turnover, and a physically more attractive site. Our UK operations also made good progress over the past year, and Culex® sales were very robust in fiscal 2004, indicating continued market acceptance of this unique product line.”

Conference Call Information
        BASi will host a live conference call and listen-only Webcast to discuss its fourth quarter and fiscal year 2004 results at 9:00 a.m. EST tomorrow, Friday, December 17, 2004. To participate in the conference call, please dial 800-275-3939 (domestic) or 1-973-409-9259 (international). Also, a live Webcast of the conference call will be available at www.bioanalytical.com.

        For those unable to participate there will be a replay available from Friday, December 17 at 2:00 pm EST, through 11:50 p.m. EST on Friday, December 24, 2004, by dialing 877-519-4471 (domestic) or 973-341-3080 (international) and entering the pin code 5496000 for both telephone numbers. In addition, a replay of the Webcast will be available at www.bioanalytical.com.

About Bioanalytical Systems, Inc.
        BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development and medical device companies. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit http://www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[SEE ATTACHMENT FOR CONSOLIDATED STATEMENTS OF OPERATIONS]

BASi
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2004	2003	2004	2003

Service revenue	$5,658,000	$5,248,000	$24,928,000	$19,987,000
Product revenue	3,436,000	2,793,000	12,224,000	9,852,000

Total revenue	9,094,000	8,041,000	37,152,000	29,839,000

Cost of service revenue	5,854,000	4,784,000	21,348,000	15,625,000
Cost of product revenue	768,000	941,000	4,270,000	3,804,000

Total cost of revenue	6,622,000	5,725,000	25,618,000	19,429,000

Gross profit	2,472,000	2,316,000	11,534,000	10,410,000

Operating expenses:
Selling	740,000	654,000	2,703,000	2,853,000
Research and development	299,000	331,000	1,100,000	1,327,000
General and administrative	1,792,000	1,707,000	7,477,000	5,430,000

Total operating expenses	2,831,000	2,692,000	11,280,000	9,610,000

Operating income	(359,000)	(376,000)	254,000	800,000

Other income (expense)	64,000	35,000	103,000	114,000
Interest income	3,000	1,000	8,000	3,000
Interest expense	(222,000)	(314,000)	(943,000)	(710,000)
Gain (loss) on sale of property and
equipment	(19,000)	281,000	(29,000)	363,000

	(174,000)	3,000	(861,000)	(230,000)

Income (loss) before income taxes	(533,000)	(373,000)	(607,000)	570,000

Income taxes/(benefit)	(328,000)	3,000	(404,000)	483,000

Net income (loss)	$(205,000)	$(376,000)	$(203,000)	$87,000

Net income (loss) per share:
Basic	$(0.04)	$(0.08)	$(0.04)	$0.02
Diluted	$(0.04)	$(0.08)	$(0.04)	$0.02

Weighted common and common equivalent
shares outstanding:
Basic	4,869,502	4,831,460	4,860,095	4,654,595
Diluted	4,869,502	4,845,314	4,860,095	4,673,448

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